EXHIBIT 99(a)

                   COURT RULES ON COASTAL'S PERMIT APPLICATION

APALACHICOLA, FL, October 7, 1999, - Coastal Petroleum Company said Florida's First District Court of Appeal ruled yesterday that Florida's Department of Environmental Protection (DEP) has the authority to deny Coastal's drilling permit for its St. George Island prospect, provided that Coastal receives just compensation for what was taken.

Coastal, which has an 800,000-acre offshore leasehold along the Gulf Coast, has been seeking a permit to drill the highly regarded prospect since 1992. This is the third time DEP has had its denial of this permit reviewed by the Court. In the previous two rulings, the Court ruled that the denials were unlawful.

Although the Court upheld DEP's action this time, the Court held that "[t]here is no dispute that [Coastal] has a viable contract with the State of Florida," and DEP's interpretation "effectively prevents [Coastal] from exercising its rights under the contract. DEP's action would be unconstitutional only if just compensation is not paid for what is taken. ... This is a matter to be resolved in the circuit court."

Phillip W. Ware, Coastal's president, said that Coastal is considering its options. Coastal Petroleum Company is a majority held subsidiary of Coastal Caribbean Oils & Minerals, Ltd. (Boston: CCO-B; CCO-BN).

                   Contact: Phillip W. Ware, at (850)653-2732